Registration No. 333-192475

As filed with the Securities and Exchange Commission on June 27, 2017

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 5 TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

____________________________

School Specialty, Inc.

(Exact name of registrant as specified in its charter)

____________________________

Delaware (State or other jurisdiction of incorporation or organization)	5110 (Primary Standard Industrial Classification Code Number)	39-0971239 (I.R.S. Employer Identification Number)

W6316 Design Drive

Greenville, Wisconsin 54942

(920) 734-5712

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph M. Yorio

President and Chief Executive Officer

W6316 Design Drive

Greenville, Wisconsin 54942

(920) 734-5712

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Dennis F. Connolly

Godfrey & Kahn, S.C.

833 East Michigan Street

Milwaukee, Wisconsin 53202

(414) 273-3500

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐  __________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐  __________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐  __________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Accelerated filer ☒

Non-accelerated filer    ☐  (Do not check if a smaller reporting company)  Smaller reporting company  ☐

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

____________________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 5 to Form S-1 (this “Post-Effective Amendment”) is being filed by School Specialty, Inc. (the “Company”) pursuant to the undertakings in Item 17 of the registration statement on Form S-1 (Registration No. 333-192475) (the “Registration Statement”), which was initially declared effective by the Securities and Exchange Commission on January 29, 2014, to (i) incorporate by reference the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, the Company’s Quarterly Report on Form 10-Q for the quarterly period ended April 1, 2017 and the Company’s Current Reports on Form 8-K dated April 7, 2017 and June 8, 2017, (ii) update certain other information in the Registration Statement and (iii) withdraw and remove from registration 79,664 shares of our common stock, $0.001 par value per share.  No additional securities are being registered under this Post-Effective Amendment.  All applicable registration fees were paid at the time of the original filing of the Registration Statement.  Accordingly, we hereby amend the Registration Statement by filing this Post-Effective Amendment, which relates to the registration of 162,345 shares of our common stock, $0.001 par value per share, being registered for resale by the selling security holder listed herein.

Subject to Completion, dated June 27, 2017

PROSPECTUS

School Specialty, Inc.

162,345 shares of Common Stock

This prospectus covers the sale of an aggregate of up to 162,345 shares of our common stock, $0.001 par value per share, by the selling stockholder identified in this prospectus, which is referred to below, collectively with any such holder’s transferee, pledgee, donee or successor, as the Selling Stockholder.  The shares of common stock covered by this prospectus were issued in connection with the voluntary petitions for relief under Chapter 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) filed by us and certain of our subsidiaries (collectively, the “Debtors”) on January 28, 2013, pursuant to the May 23, 2013 Bankruptcy Court order confirming the Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, as corrected by the Bankruptcy Court on June 3, 2013 (the “Reorganization Plan”).

We will not receive any proceeds from the sale by the Selling Stockholder of the shares covered by this prospectus.  We are paying the cost of registering the shares covered by this prospectus, as well as various related expenses.  The Selling Stockholder is responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of their shares under this prospectus.  If required, the number of shares to be sold, the public offering price of those shares, the names of any broker-dealers and any applicable commission or discount will be included in a supplement to this prospectus, called a prospectus supplement.

Our common stock is quoted on the OTCQB marketplace under the symbol “SCOO.”  The last reported price of our common stock on the OTCQB marketplace on June 26, 2017 was $119.00 per share.  Although our stock is quoted in the OTCQB, it is thinly traded, and as a result our investors do not have a meaningful degree of liquidity. The Selling Stockholder may sell all or a portion of its shares through public or private transactions at prevailing market prices or at privately negotiated prices.

Our executive offices are located at W6316 Design Drive, Greenville, Wisconsin 54942, and our telephone number is (920) 734-5712.

Investing in our common stock involves risks.  You should carefully consider the Risk Factors beginning on page 2 of this prospectus before you make an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is              , 2017

The information in this prospectus is not complete and may be changed.  The security holders identified in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted .

TABLE OF CONTENTS

Prospectus

i

You should read this prospectus, any applicable prospectus supplement and the information incorporated by reference in this prospectus before making an investment in the securities of School Specialty, Inc. See “Where You Can Find Additional Information” on page 13 for more information.  You should rely only on the information contained in or incorporated by reference in this prospectus or a prospectus supplement.  We have not authorized anyone to provide you with different information. This document may be used only in jurisdictions where offers and sales of these securities are permitted.  You should assume that information contained in this prospectus, or in any document incorporated by reference, is accurate only as of any date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into it contain forward-looking statements that involve risks and uncertainties.  The statements contained or incorporated by reference in this prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have made these statements in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

All statements other than statements of historical facts are statements that could be deemed to be forward-looking statements.  Forward-looking statements also include statements regarding the intent, belief or current expectation of School Specialty or its officers. Forward-looking statements include statements preceded by, followed by or that include forward-looking terminology such as “may,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “continues” or similar expressions.  In addition, any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements. The forward-looking statements include statements included or incorporated by reference in our future filings with the Securities and Exchange Commission.

Forward-looking statements are not guarantees of future performance and are subject to various risks, uncertainties and assumptions that are difficult to predict. Actual results may differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including the risk factors included in this prospectus and in our periodic filings with the Securities and Exchange Commission (the “SEC”), incorporated by reference or included in this prospectus. All forward-looking statements contained in this prospectus are made only as of the date on the prospectus cover or as of the date of the filings incorporated herein by reference, as applicable. We expressly disclaim any intent to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise. Before deciding to buy or sell our securities, you should be aware that the occurrence of the events described in these risk factors could harm our business, operating results and financial condition, which consequences could materially diminish the trading price of our securities and/or their value.

Unless the context requires otherwise, in this prospectus, the “Company,” the “Registrant,” “School Specialty,” “we,” “us” and “our” refer to School Specialty, Inc.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this entire prospectus carefully, especially the risks of investing in our common stock described under “Risk Factors” and the consolidated financial statements and related notes incorporated by reference in this prospectus, before making an investment decision.

Overview

School Specialty is a leading distributor of supplies, furniture, technology products, supplemental learning products (“instructional solutions”) and curriculum solutions, primarily to the education marketplace. The Company provides educators with its own innovative and proprietary products and services, from basic school supplies to 21st century classroom designs to Science, Reading, Language and Math teaching materials, as well as planning and development tools. Through its nationwide distribution network, School Specialty also provides its customers with access to a broad spectrum of well-recognized, third-party brands across its product categories. This assortment strategy enables the Company to offer a broad range of products primarily serving the pre-kindergarten through twelfth grade (“PreK-12”) education market at the state, district and school levels. The Company is expanding its presence beyond the education market by establishing relationships with e-tailers and retailers and marketing a sub-set of its offering to healthcare facilities and the purchasing organizations that serve them. School Specialty offers its products through two operating groups: Distribution and Curriculum.

School Specialty, Inc., founded in October 1959, was acquired by U.S. Office Products in May 1996. In June 1998, School Specialty was spun-off from U.S. Office Products in a tax-free transaction. In August 2000, we reincorporated from Delaware to Wisconsin. On January 28, 2013, along with certain of our subsidiaries, we filed voluntary petitions for relief under Chapter 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).  On May 23, 2013, the Bankruptcy Court issued an order confirming our Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (as corrected by the Bankruptcy Court on June 3, 2013, the “Reorganization Plan”).  In accordance with the Reorganization Plan, effective as of June 11, 2013, we emerged from bankruptcy and reincorporated from Wisconsin to Delaware.

For additional information relating to the Company and its operations, please refer to the reports incorporated herein by reference as described under the caption “Incorporation of Certain Information by Reference” beginning on page 13.

The Offering

This prospectus relates to the resale by the Selling Stockholder identified in this prospectus of up to 162,345 shares of common stock.  All of the shares covered by this prospectus, if and when sold, will be sold by the Selling Stockholder.  Our common stock is quoted on the OTCQB marketplace under the symbol “SCOO.”  The last reported price of our common stock on the OTCQB marketplace on June 26, 2017 was $119.00 per share.  The Selling Stockholder may sell all or a portion of its shares through public or private transactions at prevailing market prices or at privately negotiated prices.  We will not receive any proceeds from the sale by the Selling Stockholder of the shares covered by this prospectus.

Corporate Information

Our principal offices are located at W6316 Design Drive, Greenville, Wisconsin 54942, and our telephone number is (920) 734-5712. Our general website address is www.schoolspecialty.com. You may obtain, free of charge, copies of our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K (and amendments to those reports) filed with, or furnished to, the Securities Exchange Commission as soon as reasonably practicable after we have filed or furnished such reports by accessing our website at

http://www.schoolspecialty.com, selecting “Investors” and then selecting the “SEC Filings” link. Information contained in any of our websites is not deemed to be a part of this prospectus.  See “Where You Can Find Additional Information” beginning on page 13 and “Incorporation of Certain Information by Reference” beginning on page 13.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including our consolidated financial statements and related notes incorporated by reference into this prospectus, before making an investment decision. If any of the following risks is realized, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that event, the price of our common stock could decline and you could lose part or all of your investment.  In assessing these risks, investors should also refer to the other information contained or incorporated by reference in our other filings with the SEC.

Our common stock is thinly traded, and as a result our investors do not have a meaningful degree of liquidity.

Since October 2013, our common stock has been sporadically quoted on the OTCQB marketplace, meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or nonexistent. We cannot predict the extent to which an active public market for our common stock will develop or be sustained. As a consequence, there may be extended periods of time when trading activity in our shares is minimal or nonexistent. We cannot give investors any assurance that a broader or more active public trading market for our common stock will develop or be sustained. An investor may find it difficult or impossible to dispose of shares or obtain accurate information as to the market value of the common stock. Investors may be unable to sell their shares of common stock at or above their purchase price if at all, which may result in substantial losses.

We are highly leveraged. As of April 1, 2017, we had $142 million of reported total debt, or $147 million of gross debt, which excludes debt issuance costs and original issue discount. This level of debt could adversely affect our operating flexibility and put us at a competitive disadvantage.

Our level of debt and the limitations imposed on us by our credit agreements could have important consequences for investors, including the following:

•	we will have to use a portion of our cash flow from operations for debt service rather than for our operations;

•	we may not be able to obtain additional debt financing for future working capital, capital expenditures or other corporate purposes or may have to pay more for such financing;

•	the debt under our credit agreements is at variable interest rates, making us more vulnerable to increases in interest rates;

•	we could be less able to take advantage of significant business opportunities, such as acquisition opportunities, and to react to changes in market or industry conditions;

•	we will be more vulnerable to general adverse economic and industry conditions; and

•	we may be disadvantaged compared to competitors with less leverage.

We expect to service our debt primarily from cash flow from operations. Our ability to service our debt obligations thus depends on our future performance, which will be affected by financial, business, economic and other factors. We are not able to control many of these factors, such as economic conditions in the markets where we operate and pressure from competitors. The cash flow we generate may not be sufficient to allow us to service our debt obligations. If we do not have sufficient capital, we may be required to refinance all or part of our existing debt, sell assets or borrow additional funds. We may not be able to take such actions on terms that are acceptable to us, if at all. In addition, the terms of our existing or future debt agreements may restrict us from adopting any of these refinancing alternatives.

Our business depends upon the growth of the student population and school expenditures and can be adversely impacted by fixed or declining school budgets.

Our growth strategy and profitability depend in part on growth in the student population and expenditures per student in PreK-12 schools. The level of student enrollment is largely a function of demographics, while expenditures per student are affected by federal, state and local government budgets. In addition, the softening of state and local tax collections may result in reduction to school funding, and thus, school budgets. In school districts in states that primarily rely on local tax proceeds for funding, significant reductions in those proceeds for any reason can restrict district expenditures and impact our results of operations. Any significant and sustained decline in student enrollment and/or expenditures per student could have a material adverse effect on our business, financial condition, and results of operations. Because school budgets are fixed on a yearly basis, any shift by schools in expenditures during a given fiscal year to areas that are not part of our business, such as facility operating costs and employee related expenditures, could also materially affect our business.

A decline in school spending will impact our ability to maintain operating margins.

Until achieving revenue growth over the two most recent reporting periods, we had seen a decline in our operating margin, primarily as a result of our revenue declines, which we believe are primarily related to the continued school spending cuts. The Company will pursue further cost reductions if school spending declines significantly from current levels, but the Company does not intend to cut costs in areas that it believes could have a significant impact on future revenue growth. To the extent we are unable to identify additional cost reductions that can be made consistent with our strategy and the weakness in school spending persists, our operating margin may continue to decline. Additionally, spending declines can cause schools to consider purchasing lower priced products, which will lower the Company’s operating margins.

Increasing use of web-based products is affecting our printed supplemental materials business.

The growth in web-based and digital-based supplements has reduced the physical paper-based supplements the Company currently markets. While we continue to enhance some of our product lines with digital alternatives, it is possible that our paper-based products could be further supplanted and/or replaced by online sources other than our own.

Increased costs and other difficulties associated with the distribution of our products would adversely affect our results of operations.

Higher than expected costs and other difficulties associated with the distribution of our products could affect our results of operations. To the extent we incur difficulties or higher-than-expected costs related to updating our distribution centers, such costs may have a material adverse effect on our business, financial condition and results of operations. Any disruption in our ability to service our customers may also impact our revenues or profits. Moreover, as we update our distribution model, reduce the number of distribution centers or change the product mix of our remaining distribution centers, we may encounter unforeseen costs or difficulties that may have an adverse impact on our financial performance.

Our business is highly seasonal.

Because most of our customers want their school supplies delivered before or shortly after the commencement of the school year, we record most of our revenues from June to October. During this period, we receive, ship and bill the majority of orders for our products so that schools and teachers receive their products by the start of each school year. To the extent we do not sell our products to schools during the peak shipping season, many of such sales opportunities will be lost and will not be available in subsequent quarters. Our inventory levels increase in April through June in anticipation of the peak shipping season. We usually earn more than 100% of our annual net income from June to September of our fiscal year and operate at a net loss from October to May. This seasonality causes our operating results and operating cash flows to vary considerably from quarter to quarter within our fiscal years.

If our key suppliers or service providers were unable or unwilling to provide the products and services we require, our business could be adversely affected.

We depend upon a limited number of suppliers for some of our products, especially furniture and proprietary products. We also depend upon a limited number of service providers for the delivery of our products. If these suppliers or service providers are unable or unwilling to provide the products or services that we require or materially increase their costs (especially during our peak season of June through October), our ability to deliver our products on a timely and profitable basis could be impaired and thus could have a material adverse effect on our business, financial condition and results of operations. Many of our agreements with our suppliers are terminable at any time or on short notice, with or without cause, and, we cannot assure that any or all of our relationships will not be terminated or that such relationships will continue as presently in effect.

Our business is highly competitive.

The market for supplemental educational products and equipment is highly competitive and fragmented with many retail and wholesale companies that market supplemental educational products and equipment to schools with PreK-12 as a primary focus of their business. We also face competition from alternate channel marketers, including office supply superstores, office product contract stationers, and purchasing cooperatives that have not traditionally focused on marketing supplemental educational products and equipment. Our competitors impact the prices we are able to charge and we expect to continue to face pricing pressure from our competitors in the future, especially on our commodity-type products. These competitors are likely to continue to expand their product lines and interest in supplemental educational products and equipment. Some of these competitors have greater financial resources and buying power than we do. We believe that the supplemental educational products and equipment market will consolidate over the next several years, which could increase competition in both our markets. We also face increased competition and pricing pressure as a result of the accessibility of the internet.

If any of our key personnel discontinue their role with us, our business could be adversely affected.

Our business depends to a large extent on the abilities and continued efforts of our executive officers and senior management. If we are unable to attract and retain key personnel and qualified employees, our business could be adversely affected. We do not intend to maintain key man life insurance covering any of our executive officers or other members of our management.

A failure to successfully implement our business strategy could materially and adversely affect our operations and growth opportunities.

Our ability to achieve our business and financial objectives is subject to a variety of factors, many of which are beyond our control, and we may not be successful in implementing our strategy. This includes limitations due to the inability to obtain financing and/or the restrictiveness of our debt covenants. In addition, the implementation of our strategy may not lead to improved operating results. We may decide to alter or discontinue aspects of our business strategy and may adopt alternative or additional strategies due to business or competitive factors or factors not currently expected, such as unforeseen costs and expenses or events beyond our control. Any failure to successfully implement our business strategy could materially and adversely affect our results of operations and growth opportunities.

We face risks associated with our increasing emphasis on imported goods and private label products.

Increases in the cost or a disruption in the flow of our imported goods may adversely impact our revenues and profits and have an adverse impact on our cash flows. Our business strategy includes an increased emphasis on offering private label products and sourcing quality merchandise directly from low-cost suppliers. As a result, we expect to rely more heavily on imported goods from China and other countries and we expect the sale of imported goods to continue to increase as a percentage of our total revenues. To the extent we rely more heavily on the sale of private label products, our potential exposure to product liability claims may increase. In addition, our reputation may become more closely tied to our private label products and may suffer to the extent our customers are not satisfied with the quality of such products. Private label products will also increase our risks associated with returns and inventory obsolescence. Our reliance on imported merchandise subjects us to a number of risks, including: (a) increased difficulties in ensuring quality control; (b) disruptions in the flow of imported goods due to factors such as raw material shortages, work stoppages, strikes, and political unrest in foreign countries; (c) problems with oceanic shipping, including shipping container shortages; (d) economic crises and international disputes; (e) increases in the cost of purchasing or shipping foreign merchandise resulting from a failure of the United States to maintain normal trade relations with China and the other countries we do business in; (f) import duties, import quotas, and other trade sanctions; and (g) increases in shipping rates imposed by the trans-Pacific shipping cartel. If imported merchandise becomes more expensive or unavailable, we may not be able to transition to alternative sources in time to meet our customers’ demands. A disruption in the flow of our imported merchandise or an increase in the cost of those goods due to these or other factors would significantly decrease our revenues and profits and have an adverse impact on our cash flows.

We may be involved in lawsuits to defend against third party claims of intellectual property infringement, which in each case could require us to spend significant time and money and could prevent us from selling our products or conduct our business as presently conducted.

From time to time we are involved in litigation because others allege that we infringe on their intellectual property. These claims and any resulting lawsuits could subject us to significant liability for damages and invalidate our proprietary rights. In addition, these lawsuits, regardless of their merits, could be time consuming and expensive to resolve and may divert management’s time and attention. Any intellectual property litigation alleging our infringement of a third-party’s intellectual property also could force us or our customers to i) stop producing or using products that use the challenged intellectual property, ii) obtain from the owner of the infringed intellectual property, at our expense, a license to sell or use the relevant technology at an additional cost, which license may not be available on reasonable terms, or at all, iii) redesign those products or services that use the infringed technology, or iv) change the ways in which we conduct our business so as to avoid infringing the technology. Any costs we incur from having to take any of these actions could be material.

Currency exchange rates may impact our financial condition and results of operations and may affect the comparability of our results between financial periods.

To the extent we source merchandise from overseas manufacturers and sell products internationally, exchange rate fluctuations could have an adverse effect on our results of operations and ability to service our U.S. dollar-denominated debt. All of our debt is in U.S. dollars while a portion of our revenue is derived from imported products and international sales. Therefore, fluctuations in the exchange rate of foreign currencies versus the U.S. dollar could impact our costs and revenues. In addition, for the purposes of financial reporting, any change in the value of the foreign currencies against the U.S. dollar during a given financial reporting period would result in a foreign currency loss or gain. Consequently, our reported earnings could fluctuate as a result of foreign exchange translation and may not be comparable from period to period.

It is difficult to forecast our revenue stream given the seasonal purchasing patterns of our customers and delays in passage of state budgets.

The seasonal purchasing patterns of our customers, the fact that our customers typically purchase products on an as-needed basis, and the lack of visibility into education funding levels if state budgets are delayed make it difficult for us to accurately forecast our revenue stream, which may vary significantly from period to period. Third parties that may seek to project our future performance face similar difficulties. The difficulty in accurately forecasting our revenue increases the likelihood that our financial results will differ materially from any projected financial results. Any shortfall in our financial results from our, or third-party, projected results could cause a decline in the trading price of our common stock.

We may have a material amount of intangible assets which are potentially subject to impairment.

At April 1, 2017, intangible assets represented approximately 20% of our total assets. We are required to evaluate goodwill for impairment on an annual basis and other intangibles if indicators of impairment exist. As discussed in Note 8 to the consolidated financial statements in Item 8 of  Form 10-K for the fiscal year ended December 31, 2016, the Company recorded an impairment charge of $2.7 million in fiscal 2015 related to definite-lived intangible assets. Goodwill and intangible assets are evaluated based on a fair value assessment of these assets. The fair value assessments of these assets are based on significant assumptions, including earnings projections and discount rates. Changes in these assumptions can have a significant impact on the fair value assessment and the resulting conclusion as to any potential asset impairment and the amount of any such impairment.

We have a material amount of capitalized product development costs which might be written-down.

We had capitalized product development costs of $11.6 million, $12.2 million, $17.1 million, and $19.6 million at April 1, 2017, December 31, 2016, December 26, 2015, and April 25, 2015, respectively, related to internally developed products, which are amortized to expense over the lesser of five years or the product’s life cycle. Any changes in the estimated sales volume or life cycle of the underlying products could cause the currently capitalized costs or costs capitalized in the future to be impaired. In fiscal 2016 and fiscal 2015, we recorded write-downs of capitalized product development costs of $1.3 million and $3.8 million, respectively.

Our operations are dependent on our information systems.

We have integrated the operations of our divisions and subsidiaries on a single ERP, which operates on a system located at our third-party hosted ERP system provider’s facilities. The system relies on continuous telecommunication connections to the main computers. If any of these connections becomes disrupted, or unavailable, for an extended period of time, the disruption could materially and adversely affect our business, operations and financial performance.

Increased cyber-security requirements and potential threats could pose a risk to our systems, networks, services and data. Even though we have taken precautions to protect ourselves from unexpected events that could interrupt new and existing business operations and systems, we cannot be sure that fire, flood or other natural disasters would not disable our systems and/or prevent them from communicating between business segments. The occurrence of any such event could have a material adverse effect on our business, results of operations and financial condition.

We rely on our intellectual property in the design and marketing of our products.

We rely on certain trademarks, trade names and service names, along with licenses to use and exploit certain intellectual property related to designs of proprietary products, trademarks, trade names and service names (collectively, the “marks”) in the design and marketing of some of our products. We could lose our ability to use our brands if our marks were found to be generic or descriptive, as well as the right to sell proprietary products which are based upon licensed intellectual property. While no single mark is material to our business, the termination of a number of these marks could have an adverse effect on our business. The loss of certain licensed intellectual property related to proprietary products (for example, FOSS®) may have a material adverse effect on our business. We also rely on certain copyrights, patents and licenses other than those described above, the termination or loss of which could have an adverse effect on our business.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the Selling Stockholder.

SELLING STOCKHOLDER

We have included in this prospectus up to 162,345 shares of common stock, which were originally issued pursuant to the Reorganization Plan.  See “Description of Securities to be Registered” beginning on page 11.

The table provided below sets forth certain information regarding the Selling Stockholder and the shares of common stock that may be offered by this prospectus.  The Selling Stockholder may offer shares under this prospectus from time to time and may elect to sell none, some or all of the shares set forth below. As a result, we cannot estimate the number of shares of common stock that the Selling Stockholder will beneficially own after termination of sales under this prospectus. However, for the purposes of the table below, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the Selling Stockholder. In addition, the Selling Stockholder may have sold, transferred or otherwise disposed of all or a portion of that holder’s shares since the date on which they provided information for this table. We are relying on the Selling Stockholder to notify us of any changes in its beneficial ownership after the date they originally provided this information. See “Plan of Distribution” beginning on page 9. In addition to the ownership of the common stock, the Selling Stockholder has had the relationships described below with us within the past three years.

Selling Stockholder (1) (2)	Number of Shares Owned before Offering (3)	Number of Shares Covered by This Prospectus	Number of Shares Owned after Offering (3)	Percentage of Shares Owned after Offering

Zazove Associates, LLC (4)	162,345	162,345	___	0%

(1)    Post-effective amendments to the registration statement will be filed to disclose any material changes to the plan of distribution from the description contained in the final prospectus.

(2)    The Selling Stockholder is not a broker-dealer or an affiliate of any broker-dealer.

(3)    Amounts assume the sale of all shares of common stock offered by this prospectus.

(4)    Zazove Associates, LLC is a registered investment advisor.  Zazove Associates, Inc., an Illinois corporation, is the managing member of Zazove Associates, LLC and Gene T. Pretti is a control person of Zazove Associates, Inc. and CEO and Sr. Portfolio Manager of Zazove Associates, LLC. Each of Zazove Associates, LLC, Zazove Associates, Inc. and Gene T. Pretti has sole voting and dispositive power with regard to the 162,345 shares listed above.

Board Positions

In connection with the Reorganization Plan, Justin Lu was designated as one of three directors by the three largest Ad Hoc DIP Lenders, which included Zazove Associates, LLC, which is the Selling Stockholder hereunder.  Mr. Lu is a principal and assistant high yield portfolio manager at Zazove Associates, LLC. Mr. Lu has been a member of Zazove since 2006.

Prior to August 2015, each non-employee member of the board of directors received an annual cash retainer equal to $175,000 and the Chairman of the Board of Directors received an additional annual cash retainer equal to $50,000, both of which were paid in four equal quarterly installments. Effective August 2015, the Board of Directors amended the director compensation program to reduce the annual cash retainer for each non-employee member of the Board to $135,000, to add an annual cash retainer for the chairman of the Audit Committee equal to $15,000, and to add an annual cash retainer for the chairman of the Compensation Committee and the chairman of the Governance/Nominating Committee equal to $12,500. No changes were made to the annual cash retainer for the Chairman of the Board of Directors and each of these retainers will continue to be paid in four equal quarterly installments.  Mr. Lu serves as the chairman of the Compensation Committee.  The amount paid to Mr. Lu in fiscal 2016 was $147,500.

In accordance with the policies of Zazove Associates, LLC, the retainer payable to Mr. Lu is paid directly to his firm.  Other non-employee members of the board of directors receive their retainers directly.

On May 28, 2014, the board of directors of School Specialty granted 5,500 stock appreciation rights (“SARs”) to each of the non-employee members of the board of directors under the 2014 Incentive Plan of the Company (the “Plan”), subject to the approval of the Plan by the stockholders of the Company at the 2014 annual meeting of stockholders.  Each SAR has a grant date value of $130 and will be settled in cash upon exercise.  The SARs vested as to one-half of the SARs on the second anniversary of the date of grant and will vest as to one-fourth of the SARs on each of the third and fourth anniversaries of the date of grant.

Ad Hoc DIP Agreement

In connection with the Company’s Chapter 11 bankruptcy proceedings, on February 27, 2013, the Company entered into a Senior Secured Super Priority Debtor-in-Possession Credit Agreement (the “Ad Hoc DIP Agreement”) by and among the Company, certain of its subsidiaries, U.S. Bank National Association, as Administrative Agent and Collateral Agent and the lenders party thereto, including the Selling Stockholder.  The Ad Hoc DIP Agreement provided for a revolving credit facility of up to $155 million. On the Effective Date of the Reorganization Plan, the Ad Hoc DIP Agreement was terminated in accordance with the Reorganization Plan.  Each lender under the Ad Hoc DIP Agreement, including the Selling Stockholder and certain of its affiliates, received its pro rata share of the 65% of the shares of common stock of the reorganized Company that were distributed as of the Effective Date.

Convertible Subordinated Debentures

In November 2006, the Company sold $200.0 million of convertible subordinated debentures due 2026 (the “2006 Debentures”). The 2006 Debentures were unsecured, subordinated obligations of the Company, which paid interest at 3.75% per annum and were convertible upon satisfaction of certain conditions. The debentures were redeemable at our option on or after November 30, 2011. On November 30, 2011, the holders had the right to require us to repurchase all or some of the 2006 Debentures. On March 1, 2011 and July 7, 2011, the Company exchanged $100.0 million and $57.5 million, respectively, in aggregate principal amount of the outstanding 2006 Debentures, for $100.0 million and $57.5 million, respectively, in aggregate principal amount of convertible debentures also due November 30, 2026, (the “2011 Debentures”). The 2011 Debentures were unsecured, subordinated obligations of the Company, which paid interest at 3.75% per annum on each May 30th and November 30th, and were convertible upon satisfaction of certain conditions. Principal accreted on the 2011 Debentures at a rate of 3.9755% per year, compounding on a semi-annual basis. On the Effective Date, in accordance with the Reorganization Plan, the 2011 Debentures were canceled and the indenture under which the 2011 Debentures were issued was terminated. Each holder of the 2011 Debentures, including the Selling Stockholder and certain of its affiliates, received its pro rata share of the 35% of the shares of common stock of the reorganized Company allocated for such purpose.

Term Loan Credit Agreement

On June 11, 2013, the Company entered into a Term Loan Credit Agreement by and among the Company, Credit Suisse AG, as Administrative Agent and Collateral Agent, and the lenders party thereto (the “Term Loan Credit Agreement”). The Company’s entry into the Term Loan Credit Agreement occurred in connection with the Chapter 11 Cases and was in accordance with the Reorganization Plan.

Under the Term Loan Credit Agreement, the lenders agreed to make a term loan to the Company in aggregate principal amount of $145 million. Certain 5% Holders and their affiliates were lenders under the Term Loan Credit Agreement, including the Selling Stockholder and certain of its affiliates. The 5% Holders and their affiliates that were lenders during part or all of fiscal 2016 received regularly scheduled payments of interest and may also have received mandatory payments of principal required as a result of our disposition of an unconsolidated affiliate and as a result of excess cash flow generated in fiscal 2016. In April 2017, the Company voluntarily prepaid the Term Loan Credit Agreement. Each of the 5% Holders and their affiliates who were lenders under the Term Loan Credit Agreement at that time received a proportional share of this prepayment. The table below summarizes the portion of the voluntary prepayment received by the Selling Stockholder and its affiliates.

Lender	Prepayment Amount
Zazbond Master LLC	33,433
Zazove High Yield Convertible Securities Fund, L.P.	564,176

With the exceptions of the matters described above, there are no other material arrangements, agreements or relationships between the Company and the Selling Stockholder ongoing, nor have any such arrangements, agreements or relationships been in effect during the past three years, other than in the Selling Stockholder’s capacity as a stockholder of the Company.

PLAN OF DISTRIBUTION

The shares covered hereby may be sold or distributed from time to time by the Selling Stockholder, who may be deemed to be an underwriter, on the OTCQB marketplace or any other stock exchange, market or trading facility on which the securities are traded or in private transactions.  These sales may be at fixed or negotiated prices.  Our common stock is currently quoted on the OTCQB marketplace under the symbol “SCOO.”  The distribution of the shares may be effected in one or more of the following methods:

•      ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•      block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transactions;

•      purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•      privately negotiated transactions;

•      in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such securities at a stipulated price per security;

•      a combination of any such methods of sale; or

•      any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

The Selling Stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  If a Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company will pay certain fees and expenses incurred by the Company incident to the registration of the securities.

Because the Selling Stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  The Selling Stockholder has advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholder.

We intend to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholder without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.  In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Selling Stockholder or any other person.  We will make copies of this prospectus available to the Selling Stockholder and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES TO BE REGISTERED

As of the date of this prospectus, our authorized capital stock consists of 2,000,000 shares of common stock, $0.001 par value per share, and 500,000 shares of preferred stock, $0.001 par value per share.  No shares of preferred stock are issued or outstanding.

Voting Rights.  Subject to applicable law and except as otherwise expressly provided elsewhere in the Certificate of Incorporation or the Bylaws, and subject to the rights of holders of any outstanding series of preferred stock, each holder of record of one or more issued and outstanding shares of common stock shall be entitled to one vote for each share of common stock standing in such holder’s name on our books, and the approval of all matters brought before our stockholders shall require, in addition to any other vote required by law, the affirmative vote of the holders of a majority of the then-issued and outstanding shares of common stock.

Our common stock votes as a single class on all matters relating to the election and removal of directors on our board of directors and as provided by law, with each share of common stock entitling its holder to one vote. Holders of our common stock will not have cumulative voting rights.  Subject to the voting rights, if any, of holders of any outstanding series of preferred stock, the holders of the issued and outstanding shares of common stock shall have the right and power to elect all the directors of the Company by vote of holders of a majority of the votes of the issued and outstanding shares of common stock present in person or represented by proxy at any meeting at a which a quorum is present called for the purpose of electing directors.

We may not issue non-voting equity securities of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of Chapter 11 of the United States Bankruptcy Code.

Dividends.  The board of directors may cause dividends to be declared and paid on outstanding shares of common stock out of funds legally available for the payment of dividends.

Liquidation Rights.  In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of issued and outstanding shares of common stock shall be entitled to share, ratably according to the number of shares of common stock held by each such holder, in our remaining assets available for distribution to its stockholders after the payment, or provision for payment, of all of our debts and other liabilities and the payment of any outstanding preferred stock that has preferential rights on distributions upon a liquidation, dissolution or winding up of the Company.

Fully Paid Shares.  All shares of our common stock are fully paid and non-assessable.

Relative Rights.  The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future.

Preferred Stock.  Our board of directors is authorized, without stockholder approval, subject to applicable law and certain provisions of our Certificate of Incorporation, to issue preferred stock in one or more series and fix the number of shares constituting any such series and the designations, powers, preferences, rights, qualifications, limitations and restrictions of the preferred stock, including dividend rights, dividend rate, voting rights, terms of redemption, redemption prices, conversion rights and liquidation preferences. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders and may adversely affect the voting and other rights of the holders of our common stock. In addition, any preferred stock so issued may rank senior to our common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. In addition, any such shares of preferred stock may have class or series voting rights.

Requirements for Timely Notification of Stockholder Nominations

Our Bylaws establish timely notice procedures with respect to the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board of directors. These may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed, and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Quotation

Our common stock is quoted on the OTCQB marketplace under the symbol “SCOO.”

LEGAL MATTERS

Certain legal matters relating to the validity of the shares of common stock offered by this prospectus have been passed upon for us by Godfrey & Kahn, S.C., Milwaukee, Wisconsin.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of the Company’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference.  Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INFORMATION WITH RESPECT TO REGISTRANT

A substantial portion of the information required to be disclosed in the registration statement of which this prospectus is a part is incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and subsequent reports filed with the SEC.  See “Incorporation of Certain Information by Reference” on page 13.

MATERIAL CHANGES

There have been no material changes since December 31, 2016 that have not been described in this prospectus or in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, Quarterly Report on Form 10-Q or our Current Reports on Form 8-K filed prior to the date of this prospectus, which are incorporated by reference herein.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document filed by the Company at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings with the SEC are also available to the public at the SEC’s Internet web site at http://www.sec.gov.

We have filed a registration statement, of which this prospectus is a part, covering the shares of common stock offered hereby. As allowed by Commission rules, this prospectus does not include all of the information contained in the registration statement and the included or incorporated exhibits, financial statements and schedules. You are referred to the registration statement and the included or incorporated exhibits, financial statements and schedules for further information. This prospectus is qualified in its entirety by such other information.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents.  The documents incorporated by reference are:

1.     Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

2.     Our Quarterly Report on Form 10-Q for the quarterly period ended April 1, 2017.

3.     Our Current Reports on Form 8-K dated April 7, 2017 and June 8, 2017.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon such person’s written or oral request, a copy of any and all of the information incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates. Requests should be directed to the Secretary at School Specialty, Inc., W6316 Design Drive, Greenville, Wisconsin 54942, telephone number (920) 734-5712. You may also find these documents in the “Investors” section of our website, http://www.schoolspecialty.com. The information on our website is not incorporated into this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.   Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, payable by the Company in connection with the registration and sale of the common stock being registered. All amounts are estimates except the SEC registration fee.

Amount to be paid
SEC registration fee	$4,430.24
Legal fees and expenses	50,000
Accounting fees and expenses	156,000
Transfer agent fees	1,000
Miscellaneous expenses	2,500
Total expenses	$213,930.24

Item 14.   Indemnification of Directors and Officers

Section 145 of the DGCL authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

As permitted by Section 102(b)(7) of the DGCL, the Company’s Certificate of Incorporation includes provisions that eliminate the personal liability of its directors and officers for monetary damages for breach of their fiduciary duty as a director, including breaches resulting from such director’s grossly negligent behavior, except for liability (a) for any breach of the director’s duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived any improper personal benefits.

In addition, as permitted by Section 145 of the DGCL, the Certificate of Incorporation and Bylaws of the Company provide that:

•      The Company shall indemnify its directors and officers for serving the Company in those capacities or for serving other business enterprises at the Company’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•      The Company may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•      The Company is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•      The rights conferred in the Certificate of Incorporation and Bylaws are not exclusive, and the Company is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•      The Company may not retroactively repeal or modify the Bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

The Company’s policy is to maintain directors and officers insurance to insure such persons against certain liabilities.

These indemnification provisions and the indemnification agreements entered into between the Company and its officers, directors and stockholders affiliated with some directors may be sufficiently broad to permit indemnification of the Company’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 15.   Recent Sales of Unregistered Securities

On June 11, 2013, pursuant to the Reorganization Plan, the Company issued a total of 1,000,004 shares of common stock to holders of certain allowed claims against the Company and its subsidiaries in exchange for such claims.

This transaction was exempt from the registration requirements of applicable securities laws (including without limitation, Section 5 of the Securities Act or any similar state or local law requiring the registration for offer or sale of a security or registration or licensing of an issuer of a security) pursuant to section 1145(a) of the Bankruptcy Code.

Item 16.   Exhibits and Financial Statements

(a)

Exhibit Number	Document Description
3.1

Amended and Restated Certificate of Incorporation of School Specialty, Inc., as filed on June 11, 2013, incorporated herein by reference to Exhibit 3.1 to Amendment No. 1 to the Registration Statement on Form 8-A of School Specialty, Inc. filed June 11, 2013.

3.2

Amended and Restated Bylaws of School Specialty, Inc., dated July 9, 2014, incorporated herein by reference to Exhibit 3.1(a) to School Specialty, Inc.’s Current Report on Form 8-K filed July 15, 2014.

5.1

Opinion of Godfrey & Kahn, S.C. regarding the legality of the Common Stock being registered, incorporated by reference to Exhibit 5.1 of the Company’s Registration Statement on Form S-1 (Reg. 333-192475), filed November 21, 2013.

10.1

Loan Agreement, dated June 11, 2013, by and among School Specialty, Inc. and certain of its subsidiaries, as borrowers, certain lenders party thereto, and Bank of America, N.A. as agent, incorporated herein by reference to Exhibit 10.39 of School Specialty, Inc.’s Annual Report on Form 10-K for the period ended April 27, 2013.

10.2

Loan Agreement, dated as of April 7, 2017, by and between School Specialty, Inc., as borrower, certain of its subsidiaries, as guarantors, the financial parties party thereto, as lenders, and TCW Asset Management Company, LLC, as agent, incorporated herein by reference to Exhibit 10.1 of School Specialty, Inc.’s Current Report on Form 8-K dated April 13, 2017.

10.3

Amended and Restated Guarantee and Collateral Agreement, dated April 7, 2017, amending and restating the Guarantee and Collateral Agreement, dated as of June 11, 2013, among School Specialty, Inc., the guarantors party thereto and Bank of America, N.A., as agent, incorporated herein by reference to Exhibit 10.4 of School Specialty, Inc.’s Current Report on Form 8-K dated April 13, 2017.

10.4

Guarantee and Collateral Agreement, dated as of April 7, 2017, among School Specialty, Inc., the guarantors party thereto, and TCW Asset Management Company, LLC, as agent, incorporated herein by reference to Exhibit 10.2 of School Specialty, Inc.’s Current Report on Form 8-K dated April 13, 2017.

10.5

Amended and Restated Employment Agreement between Joseph M. Yorio and School Specialty, Inc., dated March 23, 2016, incorporated herein by reference to Exhibit 10.1 of School Specialty, Inc.’s Current Report on Form 8-K dated March 23, 2016.

10.6

Amended and Restated Stock Option Agreement between Joseph M. Yorio and School Specialty, Inc., dated March 23, 2016, incorporated herein by reference to Exhibit 10.2 of School Specialty, Inc.’s Current Report on Form 8-K dated March 23, 2016.

Exhibit Number	Document Description
10.7	2014 Incentive Plan, incorporated by reference to Exhibit 10.3 of School Specialty, Inc.’s Current Report on Form 8-K dated April 28, 2014.

10.8	Form of Executive Stock Option Agreement, incorporated by reference to Exhibit 10.1 of School Specialty, Inc.’s Current Report on Form 8-K dated May 27, 2014.

10.9	Form of Director Stock Appreciation Right Agreement, incorporated by reference to Exhibit 10.1 of School Specialty, Inc.’s Current Report on Form 8-K dated May 29, 2014.

10.10

First Amendment, Consent and Limited Waiver to Loan Agreement among School Specialty, Inc., and certain of its subsidiaries, Bank of America, N.A., SunTrust Bank and Bank of Montreal, as lenders, and Bank of America, N.A. as agent for the lenders, incorporated by reference to Exhibit 10.1 of School Specialty, Inc.’s Current Report on Form 8-K dated October 31, 2014.

10.11	[Reserved]

10.12

Employment Agreement between School Specialty, Inc. and Ryan Bohr, dated as of October 27, 2014, incorporated herein by reference to Exhibit 10.1 of School Specialty, Inc.’s Current Report on Form 8-K dated October 27, 2014.

10.13

Stock Option Agreement by and between School Specialty, Inc. and Ryan Bohr, dated as of October 27, 2014, incorporated herein by reference to Exhibit 10.2 of School Specialty, Inc.’s Current Report on Form 8-K dated October 27, 2014.

10.14

Employment Agreement between School Specialty, Inc. and Edward J. Carr, Jr. dated January 19, 2015, incorporated herein by reference to Exhibit 10.8 of School Specialty, Inc.’s Quarterly Report on Form 10-Q dated October 27, 2014.

10.15

Stock Option Agreement by and between School Specialty, Inc. and Edward J. Carr, Jr. dated January 19, 2015, incorporated herein by reference to Exhibit 10.9 of School Specialty, Inc.’s Quarterly Report on Form 10-Q dated October 27, 2014.

10.16	[Reserved]

Exhibit Number	Document Description
10.17 10.18 10.19 10.20 10.21 10.22

Second Amendment to Loan Agreement among School Specialty, Inc., certain of its subsidiaries, Bank of America, N.A. and Bank of Montreal, as lenders, and Bank of America, N.A., as agent for the lenders, incorporated by reference to Exhibit 10.1 to School Specialty, Inc.’s Current Report on Form 8-K dated September 16, 2015.

Form of Restricted Stock Unit Award Agreement under the 2014 Incentive Plan of School Specialty, Inc., incorporated by reference to Exhibit 10.1 to School Specialty, Inc.’s Current Report on Form 8-K dated March 23, 2016.

Form of 2016 Incentive Bonus Agreement under the 2014 Incentive Plan of School Specialty, Inc., incorporated by reference to Exhibit 10.4 to School Specialty, Inc.’s Quarterly Report on Form 10-Q for the period ended March 26, 2016.

Employment Agreement between School Specialty, Inc. and Todd Shaw, dated as of October 12, 2016, incorporated herein by reference to Exhibit 10.1 of School Specialty, Inc.’s Current Report on Form 8-K dated October 12, 2016.

Employment Agreement between School Specialty, Inc. and Kevin L. Baehler, dated as of October 12, 2016, incorporated herein by reference to Exhibit 10.2 of School Specialty, Inc.’s Current Report on Form 8-K dated October 12, 2016.

Third Amendment, dated as of April 7, 2017, to the Loan Agreement among School Specialty, Inc. and certain of its subsidiaries, as borrowers, Bank of America, N.A. and Bank of Montreal, as lenders, Bank of Montreal as syndication agent, and Bank of America, N.A., as agent for the lenders, incorporated herein by reference to Exhibit 10.3 of School Specialty, Inc.’s Current Report on Form 8-K dated April 13, 2017.

21.1

Subsidiaries of School Specialty, Inc., incorporated by reference to Exhibit 21.1 of School Specialty, Inc.’s Transition Report on Form 10-K for the transition period from April 26, 2015 to December 26, 2015.

23.1	Consent of Deloitte & Touche LLP.
23.2	Consent Godfrey & Kahn, S.C. (included in Exhibit 5.1).
24.1	Powers of Attorney, incorporated by reference to Exhibit 23.1 of Post-Effective Amendment No. 2 the Company’s Registration Statement on Form S-1 (Reg. 333-192475), filed December 3, 2015.

Item 17.   Undertakings

The undersigned Company hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)          to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)         to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)   That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 14 of this registration statement, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of Wisconsin, on June 26, 2017.

SCHOOL SPECIALTY, INC.

/s/ Joseph M. Yorio

Joseph M. Yorio

President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 5 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Joseph M. Yorio	President and Chief Executive Officer	June 26, 2017
Joseph M. Yorio	and Director (Principal Executive Officer)
/s/ Kevin L. Baehler	Senior Vice President	June 26, 2017
Kevin L. Baehler	and Chief Financial Officer
(Principal Financial and Accounting Officer)

*	Chairman of the Board, Director	June 26, 2017
Gus D. Halas

*	Director	June 26, 2017
James R. Henderson

*	Director	June 26, 2017
Justin Lu

*	Director	June 26, 2017
Andrew E. Schultz

* By:	/s/ Kevin L. Baehler
Kevin L. Baehler,
as Attorney-in Fact pursuant to Powers of Attorney previously filed

EXHIBIT INDEX

Exhibit Number	Document Description
3.1

Amended and Restated Certificate of Incorporation of School Specialty, Inc., as filed on June 11, 2013, incorporated herein by reference to Exhibit 3.1 to Amendment No. 1 to the Registration Statement on Form 8-A of School Specialty, Inc. filed June 11, 2013.

3.2

Amended and Restated Bylaws of School Specialty, Inc., dated July 9, 2014, incorporated herein by reference to Exhibit 3.1(a) to School Specialty, Inc.’s Current Report on Form 8-K filed July 15, 2014.

5.1

Opinion of Godfrey & Kahn, S.C. regarding the legality of the Common Stock being registered, incorporated by reference to Exhibit 5.1 of the Company’s Registration Statement on Form S-1 (Reg. 333-192475), filed November 21, 2013.

10.1

Loan Agreement, dated June 11, 2013, by and among School Specialty, Inc. and certain of its subsidiaries, as borrowers, certain lenders party thereto, and Bank of America, N.A. as agent, incorporated herein by reference to Exhibit 10.39 of School Specialty, Inc.’s Annual Report on Form 10-K for the period ended April 27, 2013.

10.2

Loan Agreement, dated as of April 7, 2017, by and between School Specialty, Inc., as borrower, certain of its subsidiaries, as guarantors, the financial parties party thereto, as lenders, and TCW Asset Management Company, LLC, as agent, incorporated herein by reference to Exhibit 10.1 of School Specialty, Inc.’s Current Report on Form 8-K dated April 13, 2017.

10.3

Amended and Restated Guarantee and Collateral Agreement, dated April 7, 2017, amending and restating the Guarantee and Collateral Agreement, dated as of June 11, 2013, among School Specialty, Inc., the guarantors party thereto and Bank of America, N.A., as agent, incorporated herein by reference to Exhibit 10.4 of School Specialty, Inc.’s Current Report on Form 8-K dated April 13, 2017.

10.4

Guarantee and Collateral Agreement, dated as of April 7, 2017, among School Specialty, Inc., the guarantors party thereto, and TCW Asset Management Company, LLC, as agent, incorporated herein by reference to Exhibit 10.2 of School Specialty, Inc.’s Current Report on Form 8-K dated April 13, 2017.

10.5

Amended and Restated Employment Agreement between Joseph M. Yorio and School Specialty, Inc., dated March 23, 2016, incorporated herein by reference to Exhibit 10.1 of School Specialty, Inc.’s Current Report on Form 8-K dated March 23, 2016.

10.6

Amended and Restated Stock Option Agreement between Joseph M. Yorio and School Specialty, Inc., dated March 23, 2016, incorporated herein by reference to Exhibit 10.2 of School Specialty, Inc.’s Current Report on Form 8-K dated March 23, 2016.

10.7	2014 Incentive Plan, incorporated by reference to Exhibit 10.3 of School Specialty, Inc.’s Current Report on Form 8-K dated April 28, 2014.

10.8	Form of Executive Stock Option Agreement, incorporated by reference to Exhibit 10.1 of School Specialty, Inc.’s Current Report on Form 8-K dated May 27, 2014.

10.9	Form of Director Stock Appreciation Right Agreement, incorporated by reference to Exhibit 10.1 of School Specialty, Inc.’s Current Report on Form 8-K dated May 29, 2014.

10.10

First Amendment, Consent and Limited Waiver to Loan Agreement among School Specialty, Inc., and certain of its subsidiaries, Bank of America, N.A., SunTrust Bank and Bank of Montreal, as lenders, and Bank of America, N.A. as agent for the lenders, incorporated by reference to Exhibit 10.1 of School Specialty, Inc.’s Current Report on Form 8-K dated October 31, 2014.

10.11	[Reserved]

Exhibit Number	Document Description
10.12

Employment Agreement between School Specialty, Inc. and Ryan Bohr, dated as of October 27, 2014, incorporated herein by reference to Exhibit 10.1 of School Specialty, Inc.’s Current Report on Form 8-K dated October 27, 2014.

10.13

Stock Option Agreement by and between School Specialty, Inc. and Ryan Bohr, dated as of October 27, 2014, incorporated herein by reference to Exhibit 10.2 of School Specialty, Inc.’s Current Report on Form 8-K dated October 27, 2014.

10.14

Employment Agreement between School Specialty, Inc. and Edward J. Carr, Jr. dated January 19, 2015, incorporated herein by reference to Exhibit 10.8 of School Specialty, Inc.’s Quarterly Report on Form 10-Q dated October 27, 2014.

10.15

Stock Option Agreement by and between School Specialty, Inc. and Edward J. Carr, Jr. dated January 19, 2015, incorporated herein by reference to Exhibit 10.9 of School Specialty, Inc.’s Quarterly Report on Form 10-Q dated October 27, 2014.

10.16	[Reserved]

10.17 10.18 10.19 10.20 10.21

Second Amendment to Loan Agreement among School Specialty, Inc., certain of its subsidiaries, Bank of America, N.A. and Bank of Montreal, as lenders, and Bank of America, N.A., as agent for the lenders, incorporated by reference to Exhibit 10.1 to School Specialty, Inc.’s Current Report on Form 8-K dated September 16, 2015.

Form of Restricted Stock Unit Award Agreement under the 2014 Incentive Plan of School Specialty, Inc., incorporated by reference to Exhibit 10.1 to School Specialty, Inc.’s Current Report on Form 8-K dated March 23, 2016.

Form of 2016 Incentive Bonus Agreement under the 2014 Incentive Plan of School Specialty, Inc., incorporated by reference to Exhibit 10.4 to School Specialty, Inc.’s Quarterly Report on Form 10-Q for the period ended March 26, 2016.

Employment Agreement between School Specialty, Inc. and Todd Shaw, dated as of October 12, 2016, incorporated herein by reference to Exhibit 10.1 of School Specialty, Inc.’s Current Report on Form 8-K dated October 12, 2016.

Employment Agreement between School Specialty, Inc. and Kevin L. Baehler, dated as of October 12, 2016, incorporated herein by reference to Exhibit 10.2 of School Specialty, Inc.’s Current Report on Form 8-K dated October 12, 2016.

10.22

Third Amendment, dated as of April 7, 2017, to the Loan Agreement among School Specialty, Inc. and certain of its subsidiaries, as borrowers, Bank of America, N.A. and Bank of Montreal, as lenders, Bank of Montreal as syndication agent, and Bank of America, N.A., as agent for the lenders, incorporated herein by reference to Exhibit 10.3 of School Specialty, Inc.’s Current Report on Form 8-K dated April 13, 2017.

21.1

Subsidiaries of School Specialty, Inc., incorporated by reference to Exhibit 21.1 of School Specialty, Inc.’s Transition Report on Form 10-K for the transition period from April 26, 2015 to December 26, 2015.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent Godfrey & Kahn, S.C. (included in Exhibit 5.1).

24.1	Powers of Attorney, incorporated by reference to Exhibit 23.1 of Post-Effective Amendment No. 2 the Company’s Registration Statement on Form S-1 (Reg. 333-192475), filed December 3, 2015.